EXHIBIT 11.1

                MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
              STATEMENT RE COMPUTATION OF NET INCOME PER SHARE
          Three and Six Month Periods Ended June 30, 1998 and 1997

                                Three Months Ended    Six Months Ended
                                     June 30,              June 30,
                                ------------------    -----------------
                                  1998       1997       1998       1997
                                  ----       ----       ----       ----
                            (In thousands of dollars, except per share data)

BASIC EARNINGS PER SHARE
Average common shares
  outstanding                   114,144    118,322     114,067    118,215
                               ========   ========    ========   ========

Net income                     $ 95,212   $ 80,615    $189,259   $153,051
                               ========   ========    ========   ========

Basic earnings per share       $   0.83   $   0.68    $   1.66   $   1.29
                               ========   ========    ========   ========

DILUTED EARNINGS PER SHARE

Adjusted shares outstanding:
  Average common shares
    outstanding                 114,144    118,322     114,067   118,215
  Net shares to be issued upon
    exercise of dilutive stock
    options after applying
    treasury stock method         1,569      1,272       1,660     1,258
                               --------   --------    --------  --------
  Adjusted shares outstanding   115,713    119,594     115,727   119,473
                               ========   ========    ========  ========

Net income                     $ 95,212   $ 80,615    $189,259  $153,051
                               ========   ========    ========  ========

Diluted earnings per share     $   0.82   $   0.67    $   1.64  $   1.28
                               ========   ========    ========  ========

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